Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of March 6, 2006, by and between Dynamic Leisure Group, Inc., a Florida corporation, its successors or assigns (“Dynamic” or the “Company”), Dynamic Leisure Corporation, a Minnesota corporation (“DYCO”); and Stephen A. Hicks, Island Resort Tours, Inc., a New York corporation, and International Travel and Resorts, Inc., a New York corporation (collectively, “IRT/ITR”).

WHEREAS Dynamic is a wholly-owned subsidiary of DYCO; and

WHEREAS DYCO’s common stock is publicly traded on the OTCBB, while Dynamic’s stock is not publicly traded; and

WHEREAS Dynamic shall run the North American travel operations of DYCO; and

WHEREAS, Dynamic desires to arrange financing and acquire the shares of IRT/ITR under the following terms and conditions, and IRT/ITR and their principal and sole shareholder, Stephen A. Hicks, desire to sell IRT/ITR under said terms and conditions.

NOW, THEREFORE, the parties agree as follows:

1.           Shares Purchased. On the Closing Date (defined in paragraph 3 below), IRT/ITR shall transfer all of the shares of IRT/ITR to Dynamic such that Dynamic shall own One Hundred Percent (100%) of the shares of IRT/ITR.

2.           Purchase Price. As consideration for the transfer to Dynamic of all shares and assets of IRT/ITR, Dynamic shall pay Stephen A. Hicks a total purchase price of FOUR MILLION DOLLARS ($4,000,000.00 U.S.), subject to paragraphs 4 and 10 below consisting of the following three components:

Cash (from Dynamic)	$1,500,000.00

Convertible Debenture

(Payment by Dynamic and/or DYCO stock upon conversion)

$1,450,000.00

Common Stock (DYCO stock)	$1,050,000.00

3.           Purchase Price: Cash at Closing. On or before March 6, 2006, (the “Closing Date”), Dynamic shall pay Stephen A. Hicks FIVE HUNDRED THOUSAND DOLLARS ($500,000.00 U.S.).

4.           Purchase Price; Cash after Closing; Due Diligence and Audit by Dynamic; Cash Adjustment for Shortfall. Upon payment by Dynamic of the Cash payable on the Closing Date as set forth in paragraph 3, IRT/ITR shall provide Dynamic or its agent(s) full access to the business records and books of IRT/ITR, provided that Dynamic takes reasonable efforts to keep all of IRT/ITR’s information confidential. Dynamic shall have until and including May 5, 2006 (the “Final Payment Date”) within which to audit IRT/ITR’s financial and business records to determine whether any material problem exists with IRT/ITR such that the transaction contemplated hereby would be disadvantageous to Dynamic. Upon notice of a material problem, if the parties cannot agree upon remedy of such problem(s) or adjustment of the terms of this Purchase Agreement, then the parties shall arbitrate the issue(s) pursuant to paragraph 12 below. If Dynamic does not notify Stephen A. Hicks on or before the Final Payment Date of such a material problem, then Dynamic shall pay Stephen A. Hicks the remaining ONE MILLION DOLLARS ($1,000,000.00 U.S.); provided, however, that any shortfall as of April 30, 2006 (“shortfall” being defined as trade payables greater than liquid short term assets), whether identified through Dynamic’s due diligence or through audit(s) commissioned by Dynamic, shall be deducted from the $1,000,000.00 Cash after Closing provided herein. Absent a material problem or adjustment that cannot be resolved prior to the Final Payment Date, if Dynamic does not pay the entire Cash After Closing on or before the Final Payment Date, then Dynamic shall pay a monthly penalty of Five Percent (5%) of any unpaid balance of the Cash After Closing, determinable as of May 6, 2006 and then on the first of each month beginning June 1, 2006; provided, however, that all payments hereunder are due and payable no later than the Maturity Date of the Convertible Debenture, as set forth in paragraph 5 below. As of the Closing Date, Dynamic shall indemnify and hold harmless IRT/ITR and Stephen A. Hicks for any and all business liabilities of IRT/ITR disclosed to Dynamic prior to the Closing date, including but not limited to personal guarantees by Stephen A. Hicks of IRT/ITR’s business indebtedness, and exclusive of any items not so disclosed to Dynamic or identified as a material adjustment by Dynamic under paragraph 4.

5.           Purchase Price: Convertible Debenture. As further consideration for the sale of stock and assets by IRT/ITR, Dynamic shall deliver within thirty (30) days after the Closing Date to Stephen A. Hicks or his order, a non-subordinated Convertible Debenture in the amount ONE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($1,450,000.00 U.S.), under the following terms:

Interest                           Nine Percent (9%) simple interest annually, payable in cash or common stock of DYCO or its successor, at the option of Stephen A. Hicks.

Term of Note/

Maturity Date               The Convertible Debenture is due and payable on the one-year anniversary (365 days) of the Closing Date (the “Maturity Date”).

Conversion Rate           Principal and/or interest under the Convertible Debenture may be converted to common stock of DYCO on or before the Maturity Date. The “Conversion Rate” hereunder shall be One Dollar Fifty Cents ($1.50 U.S.) per share; provided, however, that should Dynamic enter into any subsequent transaction(s) on or before December 31, 2006 equivalent to this Purchase Agreement (i.e., future acquisition(s) or going concern travel companies) in which the acquiree/seller is granted conversion rights at a rate of less than $1.50 per share, then the “Conversion Rate” shall be lowered to the most favorable conversion rate granted to such future acquirees, but in no event at a rate less than $1.00 per share. Should Stephen A. Hicks elect to convert on (but not prior to) the Maturity Date, the rate of conversion shall be the lesser of the Conversion Rate or the market price of DYCO’s common stock.

Prepayment by

Dynamic                         Dynamic may prepay the Convertible Debenture and/or any interest thereon at any time; provided, however, that at least ten (10) days prior to any such prepayment, Dynamic shall provide written notice to Stephen A. Hicks of Dynamic’s intention to prepay, after which Stephen A. Hicks shall have ten (10) days within which to convert the Convertible Debenture according to the terms of this paragraph 5.

Early Payment

Option for Hicks           Subsequent to the Closing Date, if Dynamic, DYCO or its or their successors obtain additional financing from external financing sources, then Stephen A. Hicks may opt to receive early payment of the Convertible Debenture, as follows:

If the cumulative net external financing is in excess of Three Million Five Hundred Thousand Dollars ($3,500,000 U.S.) but not greater than Five Million Dollars, then Stephen A. Hicks may opt to receive Fifty Percent (50%) of the outstanding balance on the Convertible Debenture (up to $725,000) in a cash payment.

If the cumulative net external financing is in excess of Seven Million Dollars ($7,000,000.00 U.S.), then Stephen A. Hicks may opt to receive all remaining principal and interest due in a cash payment. Regardless of Stephen A. Hicks’s decision hereunder whether or not to receive all remaining principal and interest, if cumulative net external financing of $7,000,000 or more is received, then the security interests created by paragraph 7 herein and/or any security agreements between the parties shall be released by Stephen A. Hicks.

The Convertible Debenture will be provided to Stephen A. Hicks within thirty (30) days after payment of the Cash at Closing specified in paragraph 3.

6.           Further Consideration: Common Stock. As further consideration for the sale of stock and assets by IRT/ITR, DYCO shall within Thirty (30) business days of the Closing Date deliver to Stephen A. Hicks or his order common stock of DYCO or its successor with a value of ONE MILLION FIFTY THOUSAND DOLLARS ($1,050,000.00 U.S.), at a rate of $1.50 per share; to wit, 700,000 shares; provided, however, that should Dynamic enter into any subsequent transaction(s) on or before December 31, 2006 equivalent to this Purchase Agreement (i.e., future acquisition(s) or going concern travel companies) in which the acquiree/seller is issued DYCO common stock at a rate of less than $1.50 per share, then DYCO shall issue further shares of common stock to Stephen A. Hicks as if the per share rate hereunder were equivalent to the most favorable rate to such future acquirees, but in no event at a rate less than $1.00 per share. The IRT/ITR stock purchased by Dynamic hereunder shall be held in escrow by a lawyer selected by Stephen A. Hicks until the common stock of DYCO or its successor is delivered to Stephen A. Hicks.

7.           Security: As security for the prompt performance of Dynamic hereunder, on the Closing Date, Dynamic shall grant to Stephen A. Hicks a first lien on the assets of IRT/ITR, which lien shall be released by Stephen A. Hicks upon full satisfaction of the Convertible Debenture by cash payment and/or conversion to common stock, or according to paragraph 5.

8.          Registration Rights. Any registration statement filed by DYCO or its successor with the Securities and Exchange Commission (“SEC”) shall include the $1,050,000 in shares of common stock deliverable at closing and sufficient shares to satisfy the option of converting the Convertible Debenture at $1.50 per share. Moreover, any registration of shares by DYCO or its successor shall be without cost to Stephen A. Hicks.

9.          Employment of Hicks. As a material inducement to complete this transaction, Dynamic or its successor shall enter into an employment agreement with Stephen A. Hicks with a minimum period of two (2) years and with compensation and benefits mutually agreeable by Dynamic (or its successor) and Hicks, to include salary, incentive compensation, stock option or grant eligibility, health insurance and other items comparable with management members performing in a similar capacity. In connection therewith, Hicks shall acknowledge his obligation to refrain from competition with and to maintain confidential information of Dynamic and DYCO and its and their successors during the term of the employment agreement and for a period of one (1) year thereafter. Dynamic shall provide to Hicks a copy of the intended employment agreement within thirty (30) days of the payment of the Cash at Closing by Dynamic specified in paragraph 3.

10.        Ordinary Actions; Dynamic Right to Cover IRT/ITR Liabilities and Adjust Cash After Closing. Until termination of this Purchase Agreement or until the Closing Date, unless otherwise agreed by Dynamic or its successor in advance in writing, IRT/ITR (a) shall conduct its business only in the ordinary course and consistent with past practices and will maintain its books and records in accordance with past practices, (b) shall not (i) issue any shares of capital stock; (ii) amend its charter documents; (iii) declare or pay any dividends or make any other distribution to shareholders; (iv) reorganize, sell or dispose of any significant amount of assets; or (v) agree to any transaction outside the ordinary course of business; (c) will not agree to do anything or take any action referred to in clauses (a) and (b) above; and (d) use its best efforts to preserve the goodwill thereof and to encourage its key employees and customers to continue their relationships with IRT/ITR. In addition to Dynamic’s rights hereunder, including but not limited to the cash adjustment rights set forth in paragraph 4, should Dynamic in its sole discretion determine that additional funding is required prior to the Final Payment Date to pay financial obligations of IRT/ITR, that would be due or past due according to vendor payment terms, or might otherwise be harmful to future vendor relationships, then Dynamic may pay any such obligations of IRT/ITR and deduct such payments from the Cash After Closing specified in paragraph 4. IRT/ITR and Hicks agree to notify Dynamic (attn: Thomas Busch) of any defaults, litigation or threatened litigation, collection attempts, or similar events within three (3) business days of same. Accounting, tax, or legal fees associated with this transaction will be the responsibility of each respective party requesting services.

11.        Stock “Lock Up” Stephen A. Hicks specifically agrees that no common stock of DYCO may be sold, gifted, assigned or otherwise transferred until March 6, 2007, without the express written permission of DYCO.

12.        Arbitration; Specific Performance, and Liquidated Damages. Any dispute concerning the Cash Adjustment(s) under paragraph 4, shall be submitted to a mutually agreeable arbitrator in Tampa, Florida to be conducted according to procedures mutually acceptable to the parties or, if the parties cannot agree, according to the rules of the American Arbitration Association. Any decision of the arbitrator shall be final and binding. The parties stipulate and agree that this Purchase Agreement may not be rescinded and must be specifically performed. The parties further agree that any action concerning specific performance or damages under this Purchase Agreement is within the sole jurisdiction and venue of the Circuit Civil courts of Hillsborough County, Florida. Each party shall bear its own attorney’s fees and costs in any way related to this Purchase Agreement and the performance, arbitration or litigation hereof.

13.        Contingency: Reverse Split. The quantity of shares and the rates of conversion and/or purchase of or for common stock are based upon a proposed 1:30 reverse share split which must be approved by the NASD and/or other federal agency. Should such contingency not occur, or should any right be exercised prior to such reverse split, the number of shares and conversion/option price(s) shall be adjusted in direct proportion(s).

Executed as of the date first written above.

DYNAMIC LEISURE GROUP, INC.

By:	/s/ Daniel Brandano
Daniel Brandano, President

DYNAMIC LEISURE CORPORATION

By:	/s/ Daniel Brandano
Daniel Brandano, President

ISLAND RESORT TOURS, INC.

By:	/s/ Stephen A. Hicks
Stephen A. Hicks, President

INTERNATIONAL TRAVEL AND RESORTS, INC.

By:	/s/ Stephen A. Hicks
Stephen A. Hicks, President

STEPHEN A. HICKS

/s/ Stephen A. Hicks

Stephen A. Hicks, sole shareholder of IRT/ITR